Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-198649, 333-198650, 333-201011, 333-233245, 333-235371, 333-251296, and 333-260909) on Form S-8 of our report dated February 17, 2023, with respect to the consolidated financial statements of Liberty TripAdvisor Holdings, Inc.

/s/ KPMG LLP

Denver, Colorado
February 17, 2023